EXHIBIT 4.11

                     NONQUALIFIED STOCK OPTION AGREEMENT
                     PURSUANT TO THE TELULAR CORPORATION
                  AMENDED AND RESTATED STOCK INCENTIVE PLAN

                                    PLAN 6

           THIS AGREEMENT, dated October 27, 1998, by and between Telular

 Corporation, a Delaware corporation (the "Company"), having its principal place of business at Vernon Hills, Illinois, and Larry Ford, (the

 "Grantee").

           WHEREAS, Grantee is an independent Director of the Company; and

           WHEREAS, the Company has agreed to grant to the Director, in consideration for his service, certain options to purchase shares of common stock, par value $.01 per share, of the Company ("the Company Shares");

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows.

      1.   Grant of Options.  The Company hereby conditionally grants to the

      Director options to purchase up to 10,000 Company Shares (the

      "Options"), (10,000 Company shares reflects the number of shares after the Reverse Stock Split effective January 26, 1999, the original number of Company shares granted efore the Reverse Stock Split was 40,000),

      subject to the terms and conditions of this Option Agreement and pursuant to, and in accordance with the terms of, the Company's Third

      Amended and Restated Stock Incentive Plan ("the Plan").  The Director

      understands that the Options are conditionally granted pending the approval of the Plan by the Shareholders of the Company at the

      Company's January 26, 1999 Annual shareholders Meeting.

      2.   Grant  Date.  The date of grant of the Option is October 27, 1998

      (the Grant Date")

      3.   Option Vesting.  Options shall vest as follows:

           (a)  100% of the Options shall vest on the 1st anniversary of  the

      Grant Date;

           (b)  In the event of any change in control, merger or

  consolidation between the Company and any other entity (other than one in which the stockholders of the Company prior to such transaction receive,

  in exchange for their Company shares, stock of the surviving corporation and such stock constitutes more than 50% of the outstanding stock of the surviving corporation following such transaction), or any sale by the

  Company of all or substantially all of its assets, all Options then held by the Director that have not theretofore vested shall vest five days prior to the earlier of (i) the record date, if any, for such transaction and (ii) the closing date of such transaction, both subject to Section

  4(a).

      4.   Option Term.  (a) Options may be exercised in whole or in part, at any time or from time to time from the date upon which they vest until the termination of such Options; provided, however, that no Option may be exercised earlier than six months after the grant date.  All Options not theretofore exercised or terminated shall terminate, and be of no further force or effect, on the tenth anniversary following the effective date of the Grant Date.

           (b)  In the event that the directorship terminates for any reason other than cause, all Options that, as of the effective date of such termination, have not vested shall terminate and be of no further force or effect.  All vested Options shall terminate if not exercised within 180 days after the date of termination.

           (c)  In the event that the directorship terminates for fraud,

 misappropriation of Company property, falsification of reports to the

 Company or other instances of serious willful misconduct related to the

 Grantee ("Cause"), the Option shall be cancelled immediately.

      5.   Option Exercise Price. The purchase price for the Shares subject to the Option shall be $3.75 ($.9380 pre-split)  (the "Option Exercise

 Price").

      6.   Issuance of Company Shares.  The Director shall exercise the

 Options by giving written notice thereof to the Company and paying the applicable option exercise price to the Company by certified check or electronic wire transfer of immediately available funds.  Upon receipt of such payment, the Company shall issue to the Director certificates evidencing the Company Shares purchased therewith.

      7.   Recapitalizations, etc.  If, prior to the Director's receipt of the Shares, the Company effects a subdivision or consolidation of interest,

 stock split, dividend or distribution of Company Shares or other securities of the Company, or other recapitalization, capital readjustment or reorganization, the Company Shares subject to these Options under this

 Agreement and the applicable option exercise price for such Options shall be adjusted as follows:

           (a)  after each such event the number of Company Shares that the

 Director is entitled to receive with respect to any Option will be equal to the number of Company Shares that the Director would hold by reason of (i)

 the exercise of such Option immediately prior to the record date for such event and (ii) the effect of such event upon the Company Shares received upon such exercise, subject to further adjustment pursuant to Section 7 for subsequent events if applicable; and

           (b)  the applicable option exercise price shall be adjusted ratably in proportion to any adjustment in the number of Company Shares to be issued with respect to any Option.

      8.   Mergers, etc.  If one or more corporations or partnerships merge into the Company, or if the Company merges or consolidates with one or more corporations or partnerships, the Company shall cause the surviving entity to assume the Company's obligations under this Agreement, and Company Shares subject to these Options under this Agreement and the applicable option exercise price for such Options shall be adjusted as follows:

           (a)  after each such event the number and nature of securities of the surviving entity that the Director is entitled to receive with respect to any Option will be equal to the number and nature of such securities that the Director would hold by reason of (i) the exercise of such Option immediately prior to the record date for such event and (ii) the effect of such event upon the securities to be received upon such exercise, subject to further adjustment pursuant to Section 6 for subsequent events if applicable; and

           (b)  the applicable option exercise price shall be adjusted ratably in proportion to any adjustment in the number or nature of any securities to be issued with respect to any Option.

      9.   Status as Shareholder.  The Director shall not for any purpose be deemed to be a holder of any Company Shares pursuant to the exercise of any

 Options until exercise of such Options in accordance with the terms hereof and payment of the applicable option exercise price in full.

      10.  Choice of Law.  This Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law provisions thereof.  Any action to enforce or interpret this Agreement shall be triable only in courts whose situs is in Cook County, Illinois.

      11.  Representations and Warranties.  The Company represents and warrants to the Director that the Options have been duly and validly authorized and issued by the Company and that the Company Shares, when issued in accordance herewith upon payment of the option exercise price specified herein, will be duly and validly issued, fully paid and nonassessable.

      12.  Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, that the Director may not assign his rights or obligations under this Agreement, including without limitation all or any portion of the Options, to any other person without the prior written consent of the Company.  Any notices to be given hereunder shall be effective only if in writing and shall be deemed given when delivered in person or when sent by reputable overnight delivery service to the following addresses:

           If to the Company:

                          Telular Corporation
                          647 North Lakeview Parkway
                          Vernon Hills, Illinois 60089
                          Attn: Chief Financial Officer
                          Facsimile #: 847-247-0021


           If to the Director:

                          Larry J. Ford
                          _______________________
                          _______________________


 or to such other address as such party may indicate by notice to the other.

 This Agreement may be executed in any number of counterparts, all of which shall constitute a single instrument.

           IN WITNESS WHEREOF, the undersigned have set their hands as of the day and year first above written.


                          TELULAR CORPORATION


                          By:________________________________
                             Kenneth E. Millard
                             President & Chief Executive Officer